Exhibit 10.2

TERM NOTE

$30,000,000.00	Spokane, Washington
September 12, 2011

FOR VALUE RECEIVED, the undersigned RED LION HOTELS CORPORATION (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 601 West First Avenue, Suite 900, Spokane, Washington 99201 or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Million Dollars ($30,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%); provided however, that each advance hereunder that bears interest determined in relation to the Base Rate shall be in an amount equal to Five Hundred Thousand Dollars ($500,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.

(b) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Washington are authorized or required by law to close.

(c) “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(d) “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

(e) “Fixed Rate Term” means a period commencing on a Business Day and continuing for one, three or six months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Million Dollars ($1,000,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(f) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/16 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo Bank for expected changes in such reserve percentage during the applicable term of this Note.

(g) “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum two percent (2.00%) above the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be four and one-half percent (4.50%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. Each time amounts under this Note are disbursed or Borrower wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at a time amounts under this Note are disbursed or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Base Rate interest selection for such disbursements or the principal amount to which such Fixed Rate Term applied.

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d) Payment of Interest. Interest accrued on any portion of this Note that bears interest determined in relation to the Base Rate shall be due and payable in arrears on the last Business Day of each calendar month, commencing September 30, 2011; and interest on each portion of this Note that bears interest determined in relation to LIBOR for a Fixed Rate Term shall be due and payable on the last day of the Fixed Rate Term, and if such Fixed Rate Term extends over three (3) months, at the end of each three (3) month interval during such Fixed Rate Term.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

ADVANCES, REPAYMENT AND PREPAYMENT:

(a) Advances. Unless otherwise agreed to in writing between Borrower and Bank, advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Julie A. Shiflett, Sandra J. Heffernan or Katherine M. Kiehl, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance to be deposited to the credit of any deposit account of Borrower is or has been authorized by Borrower. In no event shall Borrower have the right to reborrow any amounts that are repaid.

(b) Repayment. Principal shall be payable on the last day of each fiscal quarter in installments of Five Hundred Thousand Dollars ($500,000.00) each, commencing December 31, 2011, and continuing up to and including December 31, 2012, with a final installment consisting of all remaining unpaid principal due and payable in full on March 31, 2013.

(c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

(d) Prepayment.

Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate upon one business days’ advance written notice, in an amount equal to Five Hundred Thousand Dollars ($500,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, without penalty.

LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR for a Fixed Rate Term upon three business days’ advance written notice and in the minimum amount of One Million Dollars ($1,000,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of September 12, 2011, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

SWAP AGREEMENT PROVISIONS:

Notwithstanding anything to the contrary set forth herein, at any time during which an interest rate swap confirmation between Borrower and Bank (a “Swap Confirmation”) is in effect with respect to all or a portion of the principal balance outstanding under this Note, the following revisions to this Note shall be in effect with respect to that portion of the principal balance outstanding under this Note which is subject to the Swap Confirmation (the “Swap Portion”), but not with respect to any portion of the principal balance outstanding under this Note which is not subject to the Swap Confirmation:

(a) With respect to the Swap Portion, no Base Rate interest option shall be available hereunder.

(b) With respect to the Swap Portion, the definition of “Fixed Rate Term” shall be amended and restated to read as follows:

“Fixed Rate Term” means a period of one (1) month during which the Swap Portion bears interest determined in relation to LIBOR, with the understanding that (i) the initial Fixed Rate Term shall commence on the later of (A) the effective date stated on the Swap Confirmation and (B) the date this Note is initially disbursed, and shall continue up to, but shall not include, the next occurring interest reset date designated in the Swap Confirmation, (ii) there shall be successive Fixed Rate Terms thereafter, each of which shall commence automatically, without notice to or consent from Borrower, and run concurrently with the interest reset period designated in the Swap Confirmation, and (iii) if, on the first day of the last Fixed Rate Term applicable hereto the remaining term of this Note is less than one (1) month, said Fixed Rate Term shall be in effect only until the scheduled maturity date hereof, except that if the scheduled maturity date hereof is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(c) With respect to the Swap Portion, the definition of “LIBOR” is hereby amended by deleting therefrom the parenthetical phrase “(rounded upward, if necessary, to the nearest whole 1/16 of 1%).”

Borrower understands that any Swap Confirmation constitutes an independent agreement between Borrower and Bank and nothing in this Note shall be construed as amending or modifying any Swap Confirmation or be interpreted to create an obligation on the part of Bank to amend or modify any Swap Confirmation. Borrower further acknowledges that Borrower is responsible for verifying the terms of any Swap Confirmation, understands the effect of any Swap Confirmation having payment dates that are different from the payment dates under this Note, and agrees that any Swap Confirmation shall remain in effect with respect to any Swap Portion even if the payment dates in the Swap Confirmation are different from the payment dates under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

(d) Amendment and Restatement. THIS NOTE AMENDS AND RESTATES THAT CERTAIN THIRD AMENDED AND RESTATED TERM NOTE, DATED MARCH 25, 2011 (THE “ORIGINAL TERM NOTE”), EXECUTED BY THE BORROWER AND DELIVERED TO THE BANK IN THE ORIGINAL PRINCIPAL AMOUNT OF $12,308,343.00. THE EXECUTION OF THIS NOTE DOES NOT EXTINGUISH THE INDEBTEDNESS OUTSTANDING IN CONNECTION WITH THE ORIGINAL TERM NOTE, NOR DOES IT CONSTITUTE A NOVATION WITH RESPECT THERETO.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

RED LION HOTELS CORPORATION

By:	/s/ Julie A. Shiflett
Title:	Executive Vice President,
Chief Financial Officer